Exhibit 10.6

DIODES INCORPORATED

2001 OMNIBUS EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT

Unless otherwise defined herein, capitalized terms shall have the defined meaning set forth in the Diodes Incorporated 2001 Omnibus Equity Incentive Plan (the “Plan”).

1.	NOTICE OF RESTRICTED STOCK GRANT

You shall be granted restricted shares of Common Stock, subject to the terms and conditions of the Plan and this Stock Award Agreement, as follows:

Name of Awardee:	Keh-Shew Lu

Total Number of Shares to be Granted:	600,000

Date of Award:	September 22, 2009

Date of Grants:

Subject to Section 2.8 below, the first 100,000 Shares subject to this Stock Award Agreement shall be granted on April 14, 2010, and an additional 100,000 Shares subject to this Stock Award Agreement shall be granted on each of the five subsequent anniversaries thereof (each such date, a “Grant Date”).

2.	AGREEMENT

2.1 Grant of Restricted Stock. Pursuant to the terms and conditions set forth in this Stock Award Agreement (including Section 1 above) and the Plan, the Administrator shall grant to the Awardee on each Grant Date the number of Shares set forth in Section 1.

2.2 Purchase of Shares. No payment of cash is required for the Shares.

2.3 Vesting. The Awardee shall vest in any installment of Shares granted, or thereafter to be granted, under this Stock Award Agreement upon the date the Company files with the Securities and Exchange Commission an Annual Report on Form 10-K for a fiscal year (a “Report”), which Report contains audited financial statements stating that the Company’s net sales for such fiscal year exceeded $1 billion; provided, however, that the Awardee shall cease vesting in the granted Shares upon the Awardee’s Termination of Service, except in the case of death or Disability in which case the granted Shares shall become fully vested on such date.

2.4 Risk of Forfeiture.

(A) General Rule. The granted Shares shall initially be subject to a risk of forfeiture. The Shares subject to a risk of forfeiture shall be referred to herein as “Restricted Shares.” The Awardee may not transfer, assign, encumber, or otherwise dispose of any Restricted Shares other than in accordance with this Stock Award Agreement and the Plan. If the Awardee transfers any Restricted Shares in accordance with this Stock Award Agreement and the Plan, then this Section shall apply to the transferee to the same extent as to the transferor.

(B) Lapse of Risk of Forfeiture. The risk of forfeiture shall lapse as the Awardee vests in the granted Shares upon the satisfaction of the performance goal set forth in Section 2.3 above.

(C) Forfeiture of Granted Shares. The Restricted Shares shall automatically be forfeited and immediately returned to the Company, and the Company’s obligation to grant any subsequent installment of Shares shall terminate, upon the Awardee’s Termination of Service, except in the case of Restricted Shares as expressly provided in Section 2.3. The certificates evidencing the Restricted Shares shall bear a legend referring to the risk of forfeiture.

(D) Additional Shares or Substituted Securities. In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, or reclassification of the Common Stock or any other increase or decrease in the number of issued and outstanding Shares effected without receipt of consideration by the Company, any new, substituted, or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Restricted Shares or into which such Restricted Shares thereby become convertible shall immediately be subject to a risk of forfeiture as provided herein.

(E) Escrow. At the discretion of the Administrator, the certificates representing the granted Shares may, upon issuance, be deposited in escrow with the Company to be held in accordance with the provisions of this Stock Award Agreement. If the granted Shares are held in escrow, as provided in this subsection, any new, substituted or additional securities or other property described in Section 2.4(D) above shall immediately be delivered to the Company to be held in escrow, but only to the extent the granted Shares are at the time Restricted Shares. All regular cash dividends on Restricted Shares (or other securities) at the time held in escrow shall be paid directly to the Awardee and shall not be held in escrow. Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for cancellation upon forfeiture thereof; or (ii) released to the Awardee upon request, but only to the extent that the granted Shares are no longer Restricted Shares.

2.5 Leave of Absence. The Awardee shall not incur a Termination of Service when the Awardee goes on any bona fide leave of absence, if the leave was approved by the Company (or Affiliate employing him) in writing and if continued crediting of service is required by the terms of the leave or by applicable law. The Awardee shall incur a Termination of Service when the approved leave ends, however, unless the Awardee immediately returns to active work.

2.6 Rights as a Stockholder. The Awardee shall have the rights of a stockholder of the Company with respect to any installment of Shares granted under this Stock Award Agreement, including the right to vote the granted Shares.

2.7 Regulatory Compliance. The issuance of Common Stock pursuant to this Stock Award Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

2.8 Vesting if Sale Prohibited by Insider Trading Policy. The Company has established an Insider Trading Policy (as such policy may be amended from time to time, the “Policy”) relative to trading while in possession of material, undisclosed information. The Policy prohibits officers, directors, employees, and consultants of the Company and its subsidiaries from trading in securities of the Company during certain “Blackout Periods” as described in the Policy. If a scheduled vesting date for Shares falls on a day during such a Blackout Period, then the Shares that would otherwise have vested on such date shall not vest on such date, but shall instead vest, provided the Awardee remains a Service Provider, on the second business day after the last day of the Blackout Period applicable to the Shares.

2.9 Withholding Tax. The Company’s obligation to deliver the granted Shares or to remove any restrictive legends upon vesting of such Shares under the Plan shall be subject to the satisfaction of all applicable federal, state, local, and foreign income and employment tax withholding requirements. The Awardee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Awardee’s salary) in cash. At the Administrator’s discretion, the Awardee may pay the withholding amount with Shares; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates.

2.10 Plan. This Stock Award Agreement is subject to all provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Awardee. The Awardee shall accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan and this Stock Award Agreement.

2.11 Successors. This Stock Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

2.12 Restrictions on Resale. The Awardee agrees not to sell any Shares at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction shall apply as long as the Awardee is a Service Provider and for such period after the Awardee’s Termination of Service as the Administrator may specify.

2.13 Lock-Up Agreement. In connection with any underwritten public offering of Shares made by the Company pursuant to a registration statement filed under the Securities Act, the Awardee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any Shares or any rights to acquire Shares of the Company for such period beginning on the date of filing of such registration statement with the Securities and Exchange Commission and ending at the time as may be established by the underwriters for such public offering; provided, however, that such period shall end not later than 180 days from the effective date of such registration statement. The foregoing limitation shall not apply to shares registered for sale in such public offering.

2.14 Entire Agreement; Governing Law. This Stock Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee. This Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

2.15 No Guarantee of Continued Service. The vesting of the Shares pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (and not through the act of being hired or being granted Shares hereunder). This Stock Award Agreement, the transactions contemplated hereunder, and the vesting schedule set forth herein constitute neither an express nor implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Awardee’s right or the Company’s right to terminate Awardee’s relationship as a Service Provider at any time, with or without cause.

2.16 Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Stock Award Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted in a manner consistent with that intention.

By the Awardee’s signature and the signature of the Company’s representative below, the Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of this Stock Award Agreement and the Plan. The Awardee has reviewed this Stock Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Stock Award Agreement and fully understands all provisions of this Stock Award Agreement and the Plan. The Awardee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to this Stock Award Agreement and the Plan.

The Awardee further agrees that the Company may deliver by email all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Awardee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

AWARDEE		DIODES INCORPORATED

By	/s/ Keh-Shew Lu	By	/s/ Richard D. White
	Keh-Shew Lu		Richard D. White, Chief Financial Officer